SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  June 12, 1998
                        ---------------------------------
                        (Date of earliest event reported)


                               RAYOVAC CORPORATION
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


 Wisconsin                          333-17895                    22-2423556
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 (State of                     (Commission File No.)            (IRS Employer
Incorporation)                                               Identification No.)


                      601 Rayovac Drive, Madison, WI 53711
           ---------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (608) 275-3340
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)







                                Page 1 of 3 Pages
                           No Exhibits Filed Herewith


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Item 5.   Other Events

      The Emerging Issues Task Force (EITF) recently reached a consensus on Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." Rayovac Corporation (the "Company") has a deferred compensation ("Rabbi") trust that holds approximately 160,000 shares of the common stock, $.01 par value, of the Company, which holdings may be diversified among other investment options. Currently, the Company has recorded a liability for amounts owed to employees equal to the historical cost of such shares, amounting to $962,000. The EITF is expected to discuss transition treatment for deferred compensation awards prior to March 19, 1998 at a future meeting. All of the deferred compensation subject to the trust relates to awards made prior to March 19, 1998 and it is therefore uncertain what treatment may be required. However, the Company may be required to record compensation expense and a corresponding liability to mark to market the Company's obligations to employees for amounts invested in shares of the Company's common stock. The adjustment to the liability would result in a charge to earnings, net of tax, of approximately $1.7 million.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               RAYOVAC CORPORATION




Date: June 12, 1998                       By:  /s/ Randall J. Steward
                                               --------------------------------
                                               Name:  Randall J. Steward
                                               Title: Senior Vice President of
                                               Finance and Chief Financial
                                               Officer